                                                                      EXHIBIT 16



SCHEDULE 16 CALCULATIONS

WARBURG, PINCUS CASH RESERVE FUND, INC.
As of 12/31/97

7 Day Yield:
         With Waiver           .001007990 x (365/7) = 5.26%
         Without Waiver        .000968194 x (365/7) = 5.05%

7 Day Effective Yield:
         With Waiver           (1+.001007990)(to the power of)(365/7) -1 =5.40%
         Without Waiver        (1+.000968194)(to the power of)(365/7) -1 =5.18%